Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: John Robison

(309) 693-5846
John_Robison@rlicorp.com
www.rlicorp.com

RLI directors increase stock repurchase program, increase dividend

PEORIA, ILLINOIS, November 14, 2007 — RLI Corp. (NYSE: RLI) – Today, the RLI Corp. board of directors increased the company’s previously announced stock repurchase program by $100 million, for a total of $200 million of RLI common stock. The current $100 million stock repurchase program was announced in May 2007, and through November 14, $81.3 million of stock has been repurchased. The stock repurchase program will be conducted on an ongoing basis and will be subject to availability of stock, market conditions, the trading price of the stock and the company’s financial performance.

RLI Corp. President & CEO Jonathan E. Michael said, “We’ve been able to generate capital faster than it can be strategically deployed. Our board has determined that returning these funds to shareholders through a stock repurchase program is currently the most attractive option available. We will continue to explore alternative ways to deploy excess capital to the greatest benefit of the company and our shareholders.”

In other action, the board also declared a fourth quarter cash dividend of $0.23 per share, reflecting a one cent, or 5%, increase over the previous quarter’s dividend. The dividend, which is payable on  January 15, 2008 to shareholders of record as of December 31, 2007, will take RLI’s cumulative return to shareholders to more than $154 million over 126 consecutive quarterly dividends. RLI has paid and increased dividends in each of the last 32 years. Over the last five years, the company’s quarterly dividend has grown by an average of 20.6% per year, and 14.4% per year over the last decade.

The company’s dividend yield would be 1.5%, based on the $0.92 indicated annual dividend and today’s closing stock price of $59.54.

RLI is a specialty insurance company serving “niche” or underserved markets. With a diverse portfolio of property and casualty coverages and surety bonds, it has achieved an underwriting profit in 26 of the last 30 years, including the last 11. RLI and subsidiaries – RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company – are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI operates in all 50 states from office locations across the country.

For additional information, contact RLI Treasurer John Robison at (309) 693-5846 or at john_robison@rlicorp.com or visit our website at www.rlicorp.com.

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